C.H. Robinson Announces Agreement to Sell its European Surface Transportation Business to sennder Technologies GmbH

Driving Strategic Focus on its Core Business

EDEN PRAIRIE, MINNESOTA, July 30, 2024 – Global logistics leader, C.H. Robinson Worldwide, Inc. (“C.H. Robinson or the "Company") (Nasdaq: CHRW) announced today that it has made the strategic decision to sell its European Surface Transportation business (EST) to sennder Technologies GmbH, the leading digital road freight forwarder in Europe ("sennder"). This move is part of the Company's enterprise strategy to get fit, fast and focused and to drive focus on profitable growth in its four core modes – North American truckload and less-than-truckload and global ocean and air – as the engines to create the most value for its stakeholders.

"To win, we need to focus on what sets us apart and build upon our competitive advantages," said C.H. Robinson President and CEO Dave Bozeman. "Europe remains an important strategic market for us, and we are committed to our global forwarding and managed services presence there. This clarity of investment in the region is important for the long-term success of our business and employees as well as the value and impact we can offer our customers and carriers. I am convinced that sennder will be a great home for the EST business and will provide good continuity of service to EST customers."

As an employer of choice in Europe and a global, industry-leading logistics provider, C.H. Robinson remains focused on delivering customer value through exceptional service and innovative solutions from its European Global Forwarding and TMC teams. The Company will continue to invest in key trade lanes, products, and technology within the region.

Through this transaction, the EST operations of C.H. Robinson will become part of sennder, unlocking significant growth opportunities for both companies and delivering improved service offerings and digital capabilities.

David Nothacker, CEO of sennder, said "This acquisition will be pivotal in advancing sennder’s roadmap. With its vision to accelerate global trade to deliver products and goods that drive the world’s economy, C.H. Robinson aligns strongly with sennder’s mission and values to create an efficient and sustainable road freight network in Europe. We are deeply impressed by the European Surface Transportation team from C.H. Robinson, and with our combined business and enhanced talent pool, we can deliver substantial growth and operational scale, accelerating our European expansion and increasing network density and digital capabilities for the benefit of carriers, shippers, and the wider industry. We are excited to welcome the EST team, and embark on the next chapter of sennder’s journey."

C.H. Robinson is working closely with all groups to ensure a smooth transition that maintains the high standards of service that both C.H. Robinson and sennder’s customers and employees have come to expect.

EST has been a subsidiary of C.H. Robinson since 1994 and provides transportation and logistics services, including truckload and LTL transportation services, across Europe.

The closing of the transaction is subject to certain customary conditions and regulatory approvals and is expected to close in the fourth quarter of 2024. C.H. Robinson will not have further comments until its second quarter 2024 earnings conference call that is scheduled for Wednesday, July 31, 2024 at 5:00 p.m. Eastern Time.

Morgan Stanley & Co. LLC acted as C.H. Robinson’s financial advisor and HVG Law B.V. acted as its legal advisor. Terms of the transaction are not disclosed.

About C.H. Robinson
C.H. Robinson is one of the original logistics leaders. Companies around the world look to us to reimagine supply chains, advance freight technology, and solve logistics challenges—from the simple to the most complex. Over 90,000 customers and 450,000 contract carriers in our network trust us to manage $22 billion in freight annually. Through our unmatched expertise, unrivaled scale, and tailored solutions, we ensure the seamless delivery of goods across industries and continents via truckload, less-than-truckload, ocean, air, and beyond. As a responsible global citizen, we make supply chains more sustainable and proudly contribute millions to the causes that matter most to our employees. For more information, visit us at chrobinson.com (Nasdaq: CHRW).

About sennder
sennder, a leading digital road freight forwarder in Europe, is offering shippers access to a connected fleet of thousands of trucks. In a traditional industry, sennder is moving fast and focuses on the digitization and automation of all road logistics processes. sennder deploys over 40,000 trucks across Europe, with access to more than 120,000 vehicles, and has a team of over 1,000 people. By leveraging its proprietary technology, sennder is creating an ecosystem that leads the industry into the 21st century with enhanced transparency, efficiency, and flexibility, as well as advanced sustainable transport solutions. sennder is backed by some of Europe’s leading investors including Baillie Gifford, Accel, HV Capital and Lakestar along with industry experts Poste Italiane and Scania to assure innovation and state of the art offerings.

FOR MEDIA INQUIRIES, CONTACT:
Kelsey Soby, Sr. Dir. of Communications & Marketing
Email: PublicRelations@chrobinson.com

FOR INVESTOR INQUIRIES, CONTACT:
Chuck Ives, Director of Investor Relations
Email: chuck.ives@chrobinson.com

FOR SENNDER MEDIA INQUIRIES, CONTACT:
Marisa Wagner, Kekst CNC
Email: press@sennder.com
+49 1525 437 2777

Source: C.H. Robinson
CHRW-IR